Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Anavex Life Sciences Corp.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207600) of our report dated December 14, 2016, relating to the consolidated financial statements and the effectiveness of Anavex Life Sciences Corp.’s internal control over financial reporting which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and appears in this Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ BDO USA, LLP
New York, New York

December 14, 2016